Prudential’s Code of Cnuct

Making the Right Choices

Global Business Ethics & Integrity

751 Broad Street, MSN NJ-01-22-07, Newark, New Jersey 07102, USA (800) 752-7024

Prudential Financial, Inc. of the United States is not affiliated with Prudential plc which is headquartered in the United Kingdom.

Table of Contents

1

Chairman’s Message

2

Our Values

3 Essentials of Our Code of Conduct

3

Making the Right Choices

4

        What Managers of People Do

4

What We All Do

5

        Ethical Filters for Decision Making

6

        How to Raise an Ethical Concern

6                  Financial Reporting Concerns

6                 Our Policy Against Retaliation

7   Prudential Policy Categories

8   Acting Ethically

10   Complying With Laws and Regulations

12   Treating Associates Fairly

14   Dealing With Customers and External Parties

16   Managing Risk

18   Protecting Prudential Information and Assets

20

Our Daily Behavior

21

Contact Information

20

“No business objective will ever be more important than being true to the values and principles that are the foundation of our company.”

Chairman’s Message

We must all be diligent about doing business the right way. We have just one brand and one reputation. It is up to each of us to be certain that our words, actions and business practices consistently enhance both.

Living up to high ethical standards means doing more than just what the law requires, and often, more than customers expect or ask of us. We must each demonstrate a strong moral compass to maintain the trust and confidence of our shareholders, customers and associates.

Our Code of Conduct – Making the Right Choices – reflects our values  and clarifies what constitutes acceptable behavior and what to be careful   of, while also serving as the basis for our company policies. I urge you to  rely on Making the Right Choices as a resource. In addition, there are other avenues for you to get answers to questions, seek advice, or raise concerns: your management, your human resources contact, your compliance and/or legal contact, your business ethics contact, and Prudential’s Global Business Ethics & Integrity organization.

For over 135 years, Prudential has been committed to helping clients achieve financial security and peace of mind. Millions of people around the world trust us to fulfill this promise. Only by doing business the right way, every day, can we continue to be worthy of their trust.

Thank you for your continued support and commitment to always making the right choices.

[Chairmans & CEO Signiture]

John Strangfeld CHAIRMAN AND CEO PRUDENTIAL FINANCIAL

Our

Values

How we work is as important as what we do. Our core values guide us in our work every day   to help our customers achieve financial prosperity and peace of mind. We strive at all times to distinguish Prudential as an admired global financial services leader and a trusted brand that is differentiated by top talent and delivery of innovative solutions for customers at all stages of life.

Worthy of Trust

We keep our promises and are committed to doing business the right way.

Our company has flourished, because we have earned people's trust. We safeguard our customers' interests. We comply with applicable laws and regulations.

Customer Focused

We provide quality products and services that meet our customers’ needs.

We earn the loyalty of our customers by offering value that satisfies their needs. We do business with partners and vendors who respect our values, who adhere to our Code of Conduct, and who are ethical leaders in their industries.

Respect for Each Other

We are inclusive and collaborative, and individuals with diverse backgrounds and talents can contribute and grow.

We work together to build relationships based on mutual respect. We listen actively, speak honestly and act fairly. We reward our associates for conducting business with integrity.

Winning

We are passionate about becoming the unrivaled industry leader by achieving superior results for our customers, shareholders and communities. We set challenging targets and continuously improve to win. We create long term shareholder value by taking intelligent risks and behaving with integrity, while exceeding the competition.

Essentials of Our Code of Conduct

Our core values drive our behaviors, and are central to every aspect of our Code of Conduct. When we are guided by our values, we operate according to the following essential principles upon which our entire Code of Conduct is based:

I act with integrity and make decisions based on high ethical standards.

I understand and honor the letter and spirit of the laws and regulations that apply to our businesses.

I foster a fair, respectful and collaborative work environment.

I instill and maintain trust in dealings with our customers, shareholders and partners.

I understand that managing risk is our business and  the responsibility of every Prudential associate.

I understand that protecting information and assets   is critical in meeting our

obligation to our customers, our associates, our shareholders and Prudential.

These essential principles drive the policies under which we work every day. All of our daily activities link directly to the core values which form the foundation of the company. We are the strength of the Rock.

Making the Right Choices

At Prudential, we are committed to doing business the right way to continually earn the trust of our customers and the marketplace. Making the Right Choices helps associates conduct business in a way that is consistent with the company’s values and policies.

Making the Right Choices is a guide to assist us in making ethical decisions as a company and in our day-to-day work. While not intended to address every issue that may arise in the course of doing business, Making the Right Choices provides a framework and structure to guide associates in the choices they make. Under its guidance, along with the company’s values and policies, we can feel confident that we are acting in ways that meet the company’s ethical standards.

Making the Right Choices and its related policies are intended for everyone associated with Prudential, including associates, members of the Board of Directors, contractors, and vendors. In some instances, our policies also apply to the actions of family members of associates and board members of affiliated companies.

Each one of us must read, understand and apply the Code of Conduct and policies to our specific areas of responsibility. If you need guidance related to Making the Right Choices, a policy, or with determining the appropriate action to take, your management, your human resources contact, your compliance and/or legal contact, your business ethics contact, and Global Business Ethics & Integrity are available to assist you.

Making the Right Choices applies to the extent permissible under the laws and/or regulations of the countries from where we do business or from where our associates, contractors or vendors do business for us. If any portion of Making the Right Choices is inconsistent with any law and/or regulation, such law and/or regulation shall prevail. Reference to “regulations” in Making the Right Choices includes laws, codes, and other similar requirements. Associates should contact their compliance and/or legal contacts for further information.

What Managers of People Do

Create and develop an environment in which associates understand their responsibilities and feel comfortable raising concerns. Be certain that ethical behavior is understood and encouraged.

Demonstrate a strong moral compass. Actions speak louder than words. Demonstrate the behavior that you hope to instill in your organization. Always lead by example.

Understand compliance and legal requirements.

Understand the letter and spirit of the laws and regulations that apply to your work, as well as those that apply to Prudential as a company.

Act in the best interest of Prudential. Promote and protect Prudential’s brand, name and reputation. Make business decisions based on high ethical standards and raise concerns wherever you perceive them.

Establish and maintain controls and procedures within your unit.

Keep controls and procedures current, effective and consistent with the company’s policies. The direction that you provide your team is a very powerful tool.

Reward the right behavior.

Acknowledge and consider ethical behavior when making employment-related decisions, including hiring, promotions, compensation, and disciplinary actions.

Nurture a “speak-up” culture.

Foster a culture where associates are comfortable raising concerns by encouraging open communication, building trust, resolving issues promptly, and upholding Prudential’s policy against retaliation.

What We All Do

One reason that Prudential is successful  and respected globally is that our associates understand their responsibilities and support our commitment to business integrity. For you to play your important role, you must:

Act with integrity and lead with a strong moral compass in your personal and business dealings.

Understand Prudential’s values and our Code of Conduct.

The values and behaviors summarized in

Making the Right Choices are important

for all associates and will guide you in making ethical decisions in work-related situations.

Ask questions about policies that you do not fully understand.

Know all of the policies that apply to your work.

There may be policies that are essential for your job that are not referenced in the Code of Conduct. Ask your supervisor about additional policies that apply to you.

Raise concerns promptly and persistently. Speak up if you observe or know of any potential unethical behavior. Consistent with the local laws of your country, you can discuss your concerns with your management, your human resources contact, your compliance and/or legal contact, your business ethics contact, or Global Business Ethics & Integrity. (If European Union, see * below.) If you do not believe your concerns were appropriately addressed, or if the situation has not improved, you should raise them again through another available channel.

Conduct inconsistent with the company’s Code  of Conduct, policies, laws, and/or regulations may lead to disciplinary action, up to and including termination, unless otherwise prohibited by applicable law.

*

In France, Germany, and Luxembourg, ethical concerns not involving Financial Reporting should be reported locally, rather than through Global Business Ethics & Integrity.

Ethical Filters

for Decision Making

Policies

Is it consistent with Prudential's policies, procedures and guidelines?

Legal

Is it legal? (If you are not sure, please contact your management or your legal contact to find out.)

If you think the answer to any  of these questions may be NO, your actions may have serious consequences for the company. Do not proceed with your decision without discussing it with your manager. Your management, your human resources contact, your compliance and/or legal contact, your business ethics contact, and Global Business Ethics & Integrity are available to provide you with guidance and help you make sound ethical decisions.

Universal

Does this decision/action conform to Prudential's values? Does it benefit stakeholders?

Self

Does it satisfy my personal definition of right, good and fair? Can I be proud of this decision or action?

Frank J. Navaran, Ethics Resource Center

How to Raise

an Ethical Concern

Financial

Reporting Concerns

“The greatest threat to a company’s reputation is creating a culture where wrongdoing is allowed to flourish due to an environment of fear.”

 - Michele D. Ansbacher Corporate Chief Ethics Officer

Promoting an ethical culture is the responsibility of all associates.

If you are aware of any possible, threatened, or actual unethical conduct, including any violations of laws, regulations or any company policies, you are obligated to report this information promptly, consistent with the local laws of your country.

You can report an issue or seek advice on a matter by using any of the following resources:

•

Your supervisor

•

Management in your organization

•

Human resources contact

•

Compliance and/or legal contact

•

Business ethics contact

•

Global Business Ethics & Integrity (See contact information on page 21. If European Union, see * below.)

You do not have to be certain that our Code of Conduct or a law or regulation has been violated before seeking assistance. All of these resources are provided to offer you guidance, to take your concerns seriously and to address the issues you bring to  their attention.

*

In France, Germany, and Luxembourg, ethical concerns not involving Financial Reporting should be reported locally, rather than through Global Business Ethics & Integrity.

The Audit Committee of Prudential’s Board of Directors has established Global Business Ethics

& Integrity as the central facility for the receipt, retention and treatment of any complaints received from internal or external sources regarding accounting, internal accounting controls or auditing matters, including confidential, anonymous (where legally permitted) submissions by associates of concerns regarding questionable accounting or auditing matters.

Associates may submit concerns regarding accounting, internal accounting controls or auditing matters to Global Business Ethics & Integrity in a number of ways, all of which can be found on its reporting page at:

www.tnwinc.com/Prudential

In addition, concerns may be submitted directly to the Audit Committee at the following address:

P.O.

Box 949

Newark, New Jersey 07101-0949 USA

Associates may also report concerns to their local business ethics contact or manager/supervisor, who must forward the information to Global Business Ethics & Integrity.

Our Policy  Against Retaliation

If you have knowledge of or concern about an ethical, legal, or regulatory violation, you can raise your concerns without fear. Prudential will not engage in, nor tolerate retaliatory, threatening or harassing acts against any associate for reporting suspected unethical or illegal behaviors or practices.

If you work outside the European Union, you are required to act when you have knowledge of or concern about an ethical, legal or regulatory violation.

Company policy requires that appropriate controls are in place to protect the integrity and reliability of financial reporting information.

Prudential

Policy

Categories

Prudential has a series of formal policies, accessible to all associates, designed to guide all aspects of company activity. Selected policies are referenced within Making the Right Choices. Both Making the Right Choices and our policies apply to everyone associated with Prudential, including associates, members of the Board of Directors, contractors and vendors. Some policies even apply to the actions of family members, such as those that relate to conflicts of interest.

Board members and associates of affiliated companies in which Prudential controls a majority stake are also subject to these policies. In many instances, vendors and contractors that do business with Prudential will also be asked to affirm that they understand and agree to comply with select policies.

Our policies can be grouped into the following six categories, which are aligned with the Essentials of Our Code of Conduct:

•

Acting Ethically

•

Complying With Laws and Regulations

•

Treating Associates Fairly

•

Dealing With Customers and External Parties

•

Managing Risk

•

Protecting Prudential Information

Your business may issue additional policies and procedures. You must follow those policies and procedures as well as those referenced in the Code of Conduct.

While Making the Right Choices covers many issues, it is not  intended to be all-inclusive or to address every situation. Associates are expected to consult other appropriate company approved publications and manuals for guidance in complying with company policies (e.g., compliance manuals, human resources policies, expense manuals, etc.). These resources may be available electronically or can be obtained from your management, your human resources contact, your compliance and/or legal contact, your business ethics contact, and Global Business Ethics & Integrity. All of these resources can also provide assistance in understanding the company’s expectations and requirements.

Acting Ethically

I act with integrity and make decisions based on high ethical standards.

I am the strength of the Rock.

What to know:

Living up to Prudential’s high ethical standards is more than just doing what the law requires.

You are expected to demonstrate a strong moral compass and make a personal commitment to do what’s right, every day, in every situation. Act with courage, integrity and honesty at all times.

Sometimes you may be uncertain about the right course of action. Ask yourself if the action is good for our customers, our company and our shareholders. Ask yourself, “Would I be comfortable with this action if it came to the attention of my fellow associates, friends, family members, or the media?” If the answer is “no,” then do not do it. We each must make business decisions based on what is right, not simply what is easy or expedient.

Do not allow your personal interests (including investments, business dealings or other personal or family activities) to conflict or appear to conflict with the interests of Prudential, its shareholders or customers.

Report suspected unethical or illegal behavior according to the laws and processes applicable  to your business operation. You can do so without fear, because Prudential will not tolerate retaliation against an associate who raises a concern.

What to do:

•

Act in an honest, fair, and ethical manner in all interactions.

•

Use Prudential’s property for appropriate business purposes only.

•

Disclose activities, financial interests or relationships that may be or may appear to be a conflict of interest. Obtain prior, written approval, where appropriate.

•

Prevent improper use and disclosure of information not available to the general public.

•

Create an environment where associates feel they can voice their opinions.

•

Right

An associate learns that

his supervisor has improperly obtained proprietary information about a competitor which results in Prudential gaining an unfair business advantage. The associate reports the matter.

Report suspected unethical or illegal behavior to the appropriate Prudential resources.

•

What to be careful of:

•

Taking adverse action against an associate who has raised a concern or questioned a practice

•

Making decisions that give the appearance of, or create, an actual conflict of interest between your actions and Prudential’s interests, practices, and regulations

•

Buying or selling the securities of any company, including Prudential, either directly or through family members, when acting on nonpublic information

•

Wrong

An associate buys company stock after obtaining confidential information about a major acquisition.

Using or appearing to use Prudential resources, information or influence for personal gain

SCENARIO 1: You are responsible for hiring vendors for various projects throughout the company. You receive a bid from A-Plus, a company owned by your neighbor and friend. What should you do?

Answer: Associates must avoid creating a conflict of interest, or the appearance of one, in business dealings. In this scenario, it must be clear that the company’s interests have  to come first. You should disclose to your manager that you have a relationship with the owner of A-Plus. You may potentially recuse yourself from the selection process. A-Plus’s bid should be given the same consideration as other vendors so that the company hires the best service provider.

SCENARIO 2: You received approval

from management to serve on a volunteer finance committee at a university, and you have scheduled a lunch meeting with the committee chair. Before your lunch, you learn that an important Prudential client company is planning to purchase a large stake in the company for which the committee chair works, and your group   is advising them on the deal. How should you handle this information at your lunch meeting with the committee chair?

Wrong

A manager refuses to promote a qualified associate because she previously reported a violation of the company policy.

Answer: The information you learned is confidential to Prudential and may be considered material nonpublic information. Therefore, you cannot share this information with the committee chair. Providing this information before it is available to the general public would be a violation of our policy and could be a violation of law.

Related Policies:

Personal Conflicts of Interest and Outside Business Activities

Protection and Use of Material Nonpublic Information: Information Barriers and Personal Securities Trading

Expense Management

Complying With Laws and Regulations

I understand and honor the letter and spirit of the laws and regulations that apply to our businesses.

I am the strength of the Rock.

What to know:

Prudential is expected to know, understand

and comply with laws and regulations applicable to our businesses, wherever located. You are responsible for knowing and understanding the laws and regulations that apply to your job or business. Prudential expects its associates to conduct its business in compliance with applicable laws and regulations. Consistent with the local laws of your country, you also have an obligation to report, prevent or stop unethical or illegal behavior when you see it.

In some cases, company policies specifically outline your responsibilities under certain laws and regulations. For example, company policies specify strict guidelines about how our products can be marketed or sold, and the required licensing, communications and behavior of those who sell the products.

Misconduct may be punished, up to and including termination of employment and in some cases, criminal prosecution.

What to do:

•

Be truthful and accurate in your dealings

•

Know, understand, and comply with the laws and regulations that apply to your job or business

•

Safeguard personal and nonpublic information; limit access to only those who need it to do their jobs at Prudential

•

Let only appropriately licensed and registered individuals market or sell our products

•

Submit marketing and sales material for review and approval by the compliance team prior to allowing it to be used or distributed

Right

An associate observes a

co-worker removing customer files under suspicious circumstances from the building without authorization and reports the co-worker's behavior.

Obtain pre-approval for any charitable fundraising or initiatives in connection with Prudential

•

What to be careful of:

•

“Red flags” regarding behaviors, processes, or reporting that you observe in your interactions with associates and third parties

•

Inadequate protection of personal data on your computer, printer, desk, etc.

•

Unauthorized sharing of personal or customer information

•

Using product, sales, or company information to sell or market Prudential or its products without prior approval

•

Soliciting and/or fundraising for any cause or organization using Prudential resources (including all Prudential communications systems, e.g., e-mail, mail, facsimile) or while on company property

SCENARIO: A client calls you and asks why he received a letter advising him that his insurance policy was about to lapse. You search the database, but can find no record of his most recent premium payment. The client has a cancelled check and letter showing that the funds had been cashed by a Prudential associate. It appears that none of the funds were deposited in the client’s account. What should you do?

Answer: You should escalate the matter to your management, your human resources contact or your business ethics contact.

Wrong

An associate circumvents certain compliance procedures to offer quicker customer service.

Consistent with the local laws of your country, you may also bring the matter to the attention of your compliance and/or legal contact, Corporate Investigations, Internal Audit or Global Business Ethics & Integrity. (If European Union, see * below.) However, you should not take further action unless instructed to do so. If an associate kept the funds rather than depositing them into the client’s account, he or she would be committing theft.

*

In France, Germany, and Luxembourg, ethical concerns not involving Financial Reporting should be reported locally, rather than through Global Business Ethics & Integrity.

Wrong

An associate sends an e-mail using a company computer to his colleagues asking for charitable contributions to an organization affiliated with his family with which he is actively involved.

Related Policies:

Confidentiality of Personal Information

Licensing, Registration and Continuing Education for Sales and Investment Personnel

Review of Sales and Marketing Materials Discipline and Sanctions

Fraud Prevention

Sales Practices and Supervision

Cooperation in and Conduct of Investigations, Examinations and Audits

Customer Complaint Management

Solicitation, Sale or Distribution of Products, Services or Literature (U.S. Only)

Treating Associates Fairly

I foster a fair, respectful and collaborative work environment.

I am the strength of the Rock.

What to know:

Prudential promotes a productive, harassment- free work environment where the talents of a diverse work force are valued and respected.

Our policy is to provide employment and advancement opportunities to  all qualified individuals in accordance with applicable laws. We base employment decisions on job-related and business factors.

You are responsible for treating all associates professionally and with respect. Prudential will not tolerate discrimination of any kind in any aspect of the employment relationship.

This includes recruitment and hiring, compensation, access to training, promotion, discipline, termination of employment, work- related social activities, and other terms and conditions of employment. Prudential also will not tolerate any conduct that creates an intimidating, offensive or hostile working environment, or that interferes with work performance. Finally, Prudential will not tolerate retaliation against any associate who complains about behavior that the associate believes is inconsistent with Prudential’s policies.

Prudential is committed to providing a safe workplace. To help maintain that safety, you are responsible for following the direction of our security staff, and for bringing questionable situations to their attention immediately.

When bringing new associates into the company, Prudential recruits and hires individuals in compliance with applicable laws, with a commitment to fairness to all candidates and to good business results. Prudential hires individuals based on their job-related qualifications, merit and competence. The company has specific protocols for hiring individuals in each local operation and related to each job responsibility.

In all situations, the responsibility for maintaining a fair, respectful and an open, safe workplace belongs to each Prudential associate.

What to do:

•

Treat all associates with dignity and respect

•

Hire based on job qualifications without personal biases

•

Evaluate performance and make employment- related decisions and actions based solely on job-related criteria

•

Create and maintain an open, safe work environment

•

Cooperate with the security team by following established security measures and guidelines

•

Report behavior that is inconsistent with the company’s commitment to a respectful and harassment-free work environment to your management, your human resources contact, your business ethics contact, or Global Business Ethics & Integrity as appropriate

•

Report suspicious activities to the appropriate area

Right

A manager makes it clear to  her team that they will be evaluated based on their work product, not based on favoritism or personal relationships.

Understand and comply with applicable employment and labor laws

What to be careful of:

•

Treating people differently based on their unique personal characteristics

•

Wrong

A supervisor discusses an associate's health with others in the business without the associate's consent.

Making employment decisions based on factors other than a person’s job- related qualifications and Prudential’s business needs

SCENARIO: As the manager responsible for hiring, you’ve been reviewing resumes of candidates for a role involving communications with external parties.

You and key members of your team have held interviews with promising candidates, and narrowed down the individuals to the top three. The clear choice is a woman.

If hired, she would be the first woman to ever hold the position. Should that factor into your decision?

Answer: No. Managers must make all hiring decisions based on an applicant’s qualifications without discriminating against any individual, in this case based on the candidate’s gender.

Wrong

An associate makes an inappropriate comment about a co-worker's physical appearance.

Related Policies:

The Anti-Discrimination and Anti-Harassment policies applicable to your location

Security of Personnel and Work Environment

Dealing With Customers and External Parties

I instill and maintain trust in dealings with our customers, shareholders and partners.

I am the strength of the Rock.

What to know:

Our customers are fundamental to our business and their trust and loyalty are essential and invaluable to our company. To earn that loyalty,

we must serve our customers the right way. Commit to providing excellent customer service and, when complaints do occur, take them seriously and escalate the issues for quick remediation.

Each of us is responsible for observing the laws, regulations and industry standards applicable to our specific jobs. An improper payment or improper sharing of information to gain an advantage – whether to a vendor,

a government official, an individual, company, or a competitor – is never acceptable. Any gifts or entertainment, received or given, should be viewed as an outsider would view the facts.

Therefore, whatever your intent, do not take an action if it may be perceived as improper or as giving you or the company an unfair advantage.

Apply this approach to doing business the right way to your work every day. For instance, do not participate, record or keep silent about any financial transactions that might obscure the source of the funds. If something does not “feel right,” discuss your concern with your management or another appropriate Prudential contact.

Our customers trust us with the information  we need to serve them, be it their business or personal financial needs. Be aware at all times that this information is personal. Safeguard this information and use it only as appropriate in servicing our customers.

What to do:

•

Provide timely and fair resolution to customer concerns and complaints

•

Escalate concerns regarding associate behaviors to the appropriate management level

•

Obtain necessary approval before using Prudential’s name and logo

•

Cooperate in all investigations, examinations and audits from both internal and external sources

•

Notify management of any request for information about Prudential or our clients from a third party before supplying it

•

Keep accurate records of expenditures relating to third parties and customers

•

Know and understand the applicable guidelines governing gifts and entertainment for your role and department

•

Safeguard personal information about customers and associates

•

Maintain well-documented information regarding interactions and correspondence with our customers and suppliers

•

Obtain necessary approvals prior to dealing with any public officials on Prudential’s behalf

•

Know your customers and the ways to detect potentially improper financial activity

Right

An associate escalates a customer complaint and follows through until the matter is resolved.

Compete fairly in the marketplace

What to be careful of:

•

Making any payments, gifts, or entertainment to a government official

•

Making political contributions on behalf of Prudential

•

Making personal political contributions that may create the appearance of or an actual conflict of interest

•

Inappropriately sharing information to gain a marketplace advantage

•

Discussions with employees of competitors that could lead to inferences about costs, prices or market practices

•

A third party using our name or logo without approval or in an unauthorized manner

•

Entrusting confidential or personal data to a service provider

Wrong

An associate shares information about a client's investment portfolio in order to obtain new business.

Any perception of a conflict of interest or appearance of influencing a business decision

SCENARIO 1: You are responsible for purchasing certain services needed for successful completion of a critical project. A sales representative from a current vendor makes a contribution in your name to a local charity and advises you of this while expressing his interest in a contract renewal. What do you do?

Answer: You must avoid creating a conflict of interest, or the appearance of one, in your business dealings. In this example, whether you award the contract to the vendor or not, the fact that a contribution was made in your name creates the appearance of a conflict of interest.

You should report the contribution to your manager and advise your manager of the vendor’s behavior, so he or she can determine whether you should recuse yourself from the vendor selection process.

SCENARIO 2: You are responsible for approving applications for the purchase of life insurance. In reviewing an application, you notice that the applicant’s signature does not match other signatures that you have for that individual. You are concerned that the insurance agent may have signed the application rather than the applicant. What should you do?

Wrong

An associate makes a contribution to a local politician using the company's address.

Answer: Immediately contact your local control/compliance contact, who will work with you, Compliance, and Corporate Investigations to determine next steps.

For certain documents, when it is suspected that a signature may be fraudulent, the document must be turned over to Corporate Investigations or your local fraud contact,  as appropriate.

Related Policies:

Gifts and Entertainment

Anti-Money Laundering and Office of Foreign Assets Control

Foreign Corrupt Practices Act

Cooperation in and Conduct of Investigations, Examinations, and Audits

Corporate Sponsorships, Promotions and Endorsements and Charitable Contributions

Customer Complaint Management

Antitrust and Unfair Competition

Political Activities and Contributions (U.S. Only)

Dealings with Public Officials: Lobbying (U.S. Only)

Telephone Solicitations and Do Not Call Restrictions (U.S. Only)

Managing Risk

I understand that managing risk is our business and the responsibility of every Prudential associate.

I am the strength of the Rock.

What to know:

Prudential is in the business of managing risks. Understand, identify, and mitigate risks in your daily job. Do all you can to lessen the number and magnitude of any unexpected occurrences. Understand what you are doing, what options you have and the impact of your actions on the company. If something is not clear, or if the potential risk exceeds your authority, bring the matter to the attention of your supervisor. Not knowing is not an excuse for a bad decision or inappropriate action.

Wrong

An associate gives her password to another associate so that she can gain access to a critical document while traveling.

Risks must be understood, managed, measured, and communicated effectively.

What to do:

•

Understand and identify the risks you take in your job

•

Analyze the different possible decisions you have and the potential outcomes for each

•

Ask for information when there is something you do not understand

•

Learn from your mistakes and those of others; for instance, perform reviews after major projects

•

Speak up if you think something is not right

•

Treat records and all information with the correct level of security and retention

•

Escalate any disagreements or uncertainties appropriately and in a timely manner

•

What to be careful of:

•

Performing tasks you do not understand

•

Sacrificing controls for speed

•

Situations where you do not have the information you need to make intelligent decisions; speak up if you do not

•

Situations where you have access to more systems than you need to do your job

•

Sharing your password with anyone, ever

•

Relying on old/outdated assumptions; they need to be reviewed and refreshed frequently

Right

An associate observes an individual acting strangely near the company garage and reports the incident immediately.

Related Policies: Segregation of Duties Operational Risk Management

Financial, Investment and Insurance Product Risk Management

Software Use

Security of Personnel and Work Environment Business Continuation Planning

SCENARIO 1: You work in a group that relies heavily on a system that was installed several years ago. Over the last 12 months, you have become increasingly concerned about risk of loss to the company because of periodic system performance issues. What should you do?

Answer: Assess the risk and communicate it effectively to your management. Make the operations team closest to the system aware of the risk of system performance issues. Establish and continually review processes to mitigate the potential risks on a timely basis.

SCENARIO 2: You are the supervisor of a disbursement area. Your area’s standard is that all transactions are 100 percent second-checked before they are processed. You also have a timing standard that all transactions are to be processed within ten days of receipt. Conformance to that standard is a key aspect of management’s evaluation of you. However, you are currently in jeopardy of falling behind the ten-day standard because of unusual levels of business activity.

You are considering temporarily waiving the 100 percent second-checking process until you can get caught up. Is this appropriate?

Answer: Speak with your manager about your time constraints. Determine what legal and regulatory requirements relate to your second-checking process. Do not sacrifice controls for speed without appropriately escalating the decision.

SCENARIO 3: You are a life insurance sales agent. In reviewing the documents that an applicant has submitted to the company for his life insurance application, you notice that important information is missing. What should you do?

Answer: You should tell the applicant that the application is not in good order and cannot be accepted for processing unless the missing information is provided.

Protecting Prudential Information and Assets

I understand that protecting information and assets is critical in meeting our obligation to our customers, our associates, our shareholders and Prudential.

I am the strength of the Rock.

What to know:

Information about our customers, our associates and our company is another of our most valuable assets. Information can include a customer name or account number, an associate’s salary or phone number, forecasts about our company’s performance, information about a potential acquisition or investment, or other sensitive or confidential information. You are personally responsible for securing this type of information appropriately, sharing it only on a need-to-know basis and using it as intended. Be careful about sharing information in writing, through

e-mail, on the intranet or internet, or in conversation or presentations, with other associates or outside the company. What you write and say reflects on you as well as on the company. Be mindful of ethical standards, laws, preferred business practices, and good etiquette when you communicate, regardless of the medium.

Protect our Prudential brand and logos. Our iconic Rock symbol is a powerful asset that represents the relevance, expertise and strength of our brand. Our symbols, logos and other intellectual property must always be used according to proper protocols so they continue to enhance our reputation.

You are responsible for protecting Prudential’s internal information systems, e-mails, intranet and internet, in the approved manner. Do not expect that your communication is private.

The company’s Principles and Policies Index contains laws and regulations about your obligations.

What to do:

•

Protect and preserve Prudential’s reputation and the integrity of its information

•

Use Prudential’s information for appropriate business purposes only

•

Act in a manner consistent with Prudential’s commitment to full, fair, accurate, timely, and understandable public disclosures and communications

•

Prevent improper use and disclosure of information

-

OUTSIDE OF THE EUROPEAN UNION:

•

Prevent improper use and disclosure of information not available to the general public

•

Preserve confidentiality of Prudential’s information

-

EUROPEAN UNION ONLY:

Follow your local policies and procedures designed to prevent improper use and disclosure of Prudential’s confidential information

•

Protect and secure Prudential’s information/ data (e.g., customer, associate, business partner, product, and financial) in all forms against unauthorized use, access, duplication, disclosure, modifications, or destruction

•

Maintain appropriate controls to safeguard Prudential’s information and intellectual property in all forms

•

Communicate in an ethical and responsible manner

•

Right

While doing work in the office, an associate secures his computer when he takes a break.

Communicate in a manner that complies with legal, regulatory and security requirements

•

Related Policies:

Confidentiality of Personal Information Customer Information Disclosures

for Marketing Programs (U.S. Only)

E-Mail and Electronic Communications Systems

Posting and Maintaining Information on Prudential’s Intranet

Internal Communications Internet Use

Security for Business Information Corporate Trademarks and Servicemarks

Intellectual Property – Prudential and Third-Party Ownership and Use

Authority for External Communications External Speeches, Presentations and Surveys Financial Reporting Concerns

Prohibition of Falsification, Alteration and Forgery of Company Records

Computer Viruses and Malicious Code Records Management

Protection and Use of Material Nonpublic Information: Information Barriers and Personal Securities Trading

What to be careful of:

•

Discussing or sharing Prudential’s nonpublic information, including company performance, financial health or any personnel changes

•

Speaking or appearing to speak on behalf of Prudential

•

Answering media inquiries, regardless of the format

•

Endorsing non-Prudential individuals, products, services or vendors on behalf of Prudential

•

Putting Prudential data on a public or unsecured computer

•

Disclosing or sharing information about our clients or associates

•

Destroying any type of Prudential records, documents, or communications except in connection with applicable records management policies

•

Modifying or altering Prudential documents or records

•

Using Prudential-owned electronic communications for non-job related communications (e.g., e-mail, voicemail, cell phone, intranet)

•

Disclosing proprietary information or systems to third parties/vendors

•

Posting information or links on the Prudential internet or intranet pages

Wrong

An associate destroys company

records to cover up an error.

Wrong

An associate uses his work computer

to store files for his family's business.

Using Prudential’s logo or tagline

SCENARIO 1: You are a member of a large team working to develop a new business product. The product is expected to revitalize a market segment. The press is already aware of the product launch. You’ve just been told the part of the project your team is working on has been put on hold. There are rumors the project will be cancelled, resulting in downsizing, and will negatively impact expected revenue for the year.

One of your friends who works in a similar field calls and during your conversation, asks how that big project you have been working on is going. How should you respond?

Answer: In this case, the status of this project should not be discussed outside of your project team. You may not have all of the facts regarding the project and spreading rumors could potentially  be very damaging to the company. Remember, information about our customers, our associates and our company is one of Prudential’s most valuable assets. You are responsible for protecting all information that can negatively impact our brand, reputation, products and customers.

SCENARIO 1A: You don’t have time to speak to your friend when he calls, so you decide to send an e-mail before you leave the office. In the e-mail, you are careful to avoid discussion of the project; however, you do vaguely reference your concerns, including downsizing. Was this appropriate?

Answer: No. Associates should never transmit e-mails containing casual statements that may be misunderstood. Anything you put in writing can become public information. Your friend may decide to post it on a blog or other media. You must follow your local policies and procedures with regard to communications on Prudential’s information systems.

SCENARIO 2: You are attending a continuing education business class two nights a week. Your professor thinks it is important for students to use real-world examples in class. You have heard that the company might be buying a large company in the insurance segment. If you do not tell anyone the name of the company being considered for purchase, can you share this information with your classmates?

Answer: No, you may not share this information. This information is strategically sensitive. Premature disclosure of sensitive company information could cause the company harm. You must be careful not to discuss confidential or material nonpublic information, such as a potential acquisition, in public places. It is also important not to reveal confidential information to co-workers who do not have a need to know. This includes business partners, consultants, vendors, and personal acquaintances.

Our

Daily

Behavior

Prudential expects associates to be honest, forthright and to use good judgment. The company also expects associates to deal fairly with customers, suppliers, competitors, and fellow associates. Associates are expected to avoid taking unfair advantage of others through manipulation, concealment, abuse of confidential information, or misrepresentation.

Sometimes there may be uncertainty about the right course of action. In these instances, an associate needs to ask himself or herself, “Would I be comfortable with this action if it came to the attention of my fellow associates, friends, family members, or the media?” If the answer is “no,” then taking this action may not be   the right thing to do — either for you or for the company. Remember, you can always discuss your concerns with your management, your human resources contact, your compliance and/or legal contact, your business ethics contact, or Global Business Ethics & Integrity.  It is imperative that we make business decisions based on what is right, not simply what is expedient.

We are the strength of the Rock

Contact

Information

How to Raise an Ethical Concern to Prudential’s Business Ethics Office: Global Business Ethics & Integrity (If European Union, see * below.)

Global Business Ethics Website:

www.tnwinc.com/Prudential

Global Business Ethics Web Reporting Form:

www.tnwinc.com/reportline/international

Global Business Ethics Help Lines are available

24 hours a day, 7 days a week:

Country Argentina	Toll-Free Number 0800-444-3653
Brazil	0800-891-2823
Canada	800-752-7024
China North	10-800-711-0917
South	10-800-110-0843
Germany	0800-182-2978
Hong Kong	800-930264
Ireland	1-800-550-000 - 888-847-5288
Ireland UIFN	00-800-222-55288 - 888-847-5288
Italy	800-789308
Japan
KDD	00531-11-3339
Japan Cable & Wireless IDC	0066-33-830194

In Japan, these Help Line telephone numbers may not be reached by some telephone carriers, mobile phones and internet telephony.

Korea	00798-11-002-3653
Mexico	001-888-847-5288
Poland	0-0-800-111-1815
Singapore	800-1101-707
Taiwan	00801-104-229
United Kingdom	0808-234-2695
United States	800-752-7024

Global Business Ethics Mailing Address:

Global Business Ethics & Integrity

751 Broad Street, MSN NJ-01-22-07, Newark, New Jersey 07102, USA

* In France, Germany, and Luxembourg, ethical concerns not involving Financial Reporting should be reported locally, rather than through Global Business Ethics & Integrity.

Global Business Ethics & Integrity

751 Broad Street, MSN NJ-01-22-07, Newark,New Jersey 07102, USA (800) 752-7024

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